UNDERTAKING

To:     Telewest Communications plc
        Genesis Business Park
        Albert Drive
        Surrey GU21 5RW

                                                                 4 October 1999

Dear Sirs,

We refer to the draft circular to the shareholders of Telewest Communications plc (the COMPANY) proposed to be dated and despatched on or about 4 October 1999 (the CIRCULAR) relating to the proposed rights issue (the RIGHTS ISSUE) of new ordinary shares of 10p each in the capital of the Company (the NEW ORDINARY SHARES).

1. TW Holdings LLC (TWH) hereby irrevocably warrants to the Company that it is the beneficial owner on today's date of the number of ordinary shares of 10p each in the capital of the Company (ORDINARY SHARES) specified under its name in the second column of the Schedule to this undertaking (the SCHEDULE) (the TWH ORDINARY SHARES). The TWH Ordinary Shares are registered in the name of the entities referred to in the first column of the Schedule (the TWH REGISTERED HOLDERS). All of the TWH Ordinary Shares are held by the TWH Registered Holders and TWH has not granted or created any liens, charges or encumbrances over the TWH Ordinary Shares;

2. MediaOne UK Cable Inc. (MUKC) hereby irrevocably warrants and undertakes to the Company that it is the beneficial owner on today's date of the number of Ordinary Shares specified under its name in the second column of the Schedule (the MUKC ORDINARY SHARES). The MUKC Ordinary Shares are registered in the name of the entity referred to in the first column of the Schedule (the MUKC REGISTERED HOLDER). All of the MUKC Ordinary Shares are fully paid and are held by the MUKC Registered Holder free of all liens, charges or encumbrances;

3.         TWH hereby irrevocably undertakes to the Company that:

           (i) it shall not, and shall direct the TWH Registered Holders not to, subscribe for all or any of the New Ordinary Shares specified against their respective names in the third column of the Schedule for which they are entitled to subscribe pursuant to the Rights Issue (the TWH NEW SHARES);

           (ii) it shall not, and shall direct the TWH Registered Holders not to, renounce, or otherwise deal with, their rights to the TWH New Shares and it agrees that such rights shall not be sold in the market for the benefit of the TWH Registered Holders;

           (iii) (a) it hereby directs the TWH Registered Holders to vote the TWH Ordinary Shares registered in its name in favour of the resolutions set out in the notice convening the Extraordinary General Meeting contained in the Circular (to the extent permitted under applicable law or under the rules of the City Code on Takeovers and Mergers or the Listing Rules of the London Stock Exchange) in respect of such TWH Ordinary Shares; and (b) it hereby waives all and any rights (including, without limitation, veto rights) it, or any director of the Company appointed by it, MUKC or MUKC's affiliates Liberty Media UK, Inc. (LIBERTY UK) or Liberty UK's affiliates may have under the Company's Articles of Association or under any other contractual arrangements in place with respect to the Company, so far as such rights relate to, and it hereby gives its consent to, the Rights Issue (and all matters incidental thereto);

           (iv) it shall not, and shall direct the TWH Registered Holders not to, at any time prior to 3:00 p.m. on the second business day after the latest time for acceptance and payment under the Rights Issue (unless in the case of MUKC or its affiliates the following is or relates, with Liberty UK's prior written consent, to a transfer or a disposition by way of merger of MUKC or its affiliates with newly created merger subsidiaries of Microsoft Corporation (MICROSOFT)):

           (a) sell, transfer, charge, encumber, grant any option over or otherwise dispose of any TWH Ordinary Shares;

           (b) accept any offer in respect of any TWH Ordinary Shares (whether it is conditional or unconditional and irrespective of the means by which it is implemented);

           (c) enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:

                      (aa)       to do any of the acts referred to in sub-clause
                                 (a) or (b) above;


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


                      (bb) in relation to, or operating by reference to, TWH Ordinary Shares in which it is interested (for the purposes of the Companies Act 1985); or

                      (cc) which, in relation to TWH Ordinary Shares in which it is interested (for the purposes of the Companies Act 1985), would knowingly or might restrict or impede the acquisition of the shares in Cable London plc not currently owned by the Company (the ACQUISITION) or the Rights Issue;

           and, for the avoidance of doubt, references in this paragraph 3 (iv) to any agreement, arrangement or obligation includes any agreement, arrangement or obligation whether or not legally binding or subject to any condition or which is to take effect if the Acquisition or the Rights Issue closes or lapses or if this undertaking ceases to be binding or following any other event PROVIDED ALWAYS THAT nothing in this paragraph shall restrict TWH's right to transfer the beneficial ownership of the TWH Ordinary Shares registered in the name of MUKC (or its affiliates) to MUKC (or its affiliates) or (with Liberty UK's prior written consent) to Microsoft (or its affiliates) or to transfer the beneficial ownership of the TWH Ordinary Shares registered in the name of Liberty UK to Liberty UK (or its affiliates) subject to the transferee giving an undertaking in the same terms as this paragraph to the Company, whereupon TWH shall be released from all undertakings hereunder.

4. MUKC and MediaOne Cable Partnership Holdings, Inc. (MCP) hereby severally undertake to the Company that they will act upon the directions of TWH in respect of their respective holdings of TWH Ordinary Shares in accordance with paragraph 3 above.

5.         MUKC hereby irrevocably undertakes and the Company that:

           (i) it shall not subscribe for all or any of the New Ordinary Shares specified against its name in the third column of the Schedule for which it is entitled to subscribe pursuant to the Rights Issue (the MUKC NEW SHARES);

           (ii) it shall not renounce, or otherwise deal with, its rights to the MUKC New Shares and it agrees that such rights shall not be sold in the market for the benefit of it;

           (iii) (a) it hereby agrees to vote the MUKC Ordinary Shares in favour of the resolutions set out in the notice convening the Extraordinary


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

                      General Meeting contained in the Circular (to the extent permitted under applicable law or under the rules of the City Code on Takeovers and Mergers or the Listing Rules of the London Stock Exchange) in respect of such MUKC Ordinary Shares; and (b) it hereby waives all and any rights (including, without limitation, veto rights) it, or any director of the Company appointed by it may have under the Company's Articles of Association or under any other contractual arrangements in place with respect to the Company, so far as such rights relate to, and it hereby gives its consent to, the Rights Issue (and all matters incidental thereto);

           (iv) it shall not at any time prior to 3:00 p.m. on the second business day after the latest time for acceptance and payment under the Rights Issue (unless the following is or relates to a transfer or disposition by way of merger of MUKC or its affiliates with newly created merger subsidiaries of Microsoft of all the MUKC Ordinary Shares to Microsoft):

           (a) sell, transfer, charge, encumber, grant any option over or otherwise dispose of any MUKC Ordinary Shares;

           (b) accept any offer in respect of any MUKC Ordinary Shares (whether it is conditional or unconditional and irrespective of the means by which it is implemented);

           (c) enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:

                      (aa)       to do any of the acts referred to in sub-clause
                                 (a) or (b) above;

                      (bb) in relation to, or operating by reference to, MUKC Ordinary Shares in which it is interested (for the purposes of the Companies Act 1985); or

                      (cc) which, in relation to MUKC Ordinary Shares in which it is interested (for the purposes of the Companies Act 1985), would or might restrict or impede the Acquisition or the Rights Issue;

           and, for the avoidance of doubt, references in this paragraph 3 (iv) to any agreement, arrangement or obligation include any agreement, arrangement or obligation whether or not legally binding or subject to any condition or


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

           which is to take effect if the Acquisition or the Rights Issue closes or lapses or if this undertaking ceases to be binding or following any other event.

6. MUKC, Liberty UK and TWH hereby consent to the redesignation of Ordinary Shares provided for in Resolution 2 set out in the Notice of Extraordinary General Meeting contained in the Circular.

7. We authorise the Company to refer to this undertaking in the Circular and in any other document or announcement either of them is required to issue by law, any regulatory body or the rules of any stock exchange.

8. Any time, date or period mentioned in this undertaking may be extended by mutual agreement between us and the Company but as regards any time, date or period originally fixed or so extended as aforesaid, time shall be of the essence.

9. We (in the case of TWH, at MUKC's and Liberty UK's several cost and risk) shall, (as several obligors) from time to time on being required to do so by the Company, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the other as the other may reasonably consider necessary for giving full effect to this undertaking and securing to the Company the full benefit of the rights, powers and remedies conferred upon them in this undertaking provided that this obligation, as regards TWH, only extends to acts and things that are within its power.

10. This undertaking shall be governed by and construed in accordance with English law.

11. Please confirm your acceptance to the above terms by signing and returning the duplicate copy.

12. TWH hereby irrevocably gives the directions referred to in this undertaking to Liberty UK, MCP and MUKC. Liberty UK, MUKC and MCP hereby accept such directions.

13. This undertaking sets out the entire agreement and understanding between the parties in respect of the subject matter hereof and supercedes any prior contract, arrangement, understanding or relationship, , oral or written, among any of the parties relating hereto.


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


IN WITNESS whereof this undertaking has been duly executed as a deed on this day of October 1999.

EXECUTED and DELIVERED as a            )
DEED by MEDIAONE UK CABLE,             )
INC., a company incorporated in        )
Delaware by Gary Ames                  )     /s/ Gary Ames
being a person who, in accordance with )
the laws of Delaware, is acting        )
under the authority of the Company     )


EXECUTED and DELIVERED as a            )     /s/ Miranda Curtis
DEED by TW HOLDINGS LLC,               )         for Liberty UK, Inc.


EXECUTED and DELIVERED as a            )
DEED by MEDIAONE CABLE                 )
PARTNERSHIP HOLDINGS INC,              )
a company incorporated in Delaware     )
by Gary Ames being a person who, in    )     /s/ Gary Ames
accordance with the laws of Delaware,  )
is acting under the authority of       )
the Company                            )


EXECUTED and DELIVERED as a            )
DEED by LIBERTY UK, INC.,              )
a company incorporated in              )
Colorado by Miranda Curtis             )     /s/ Miranda Curtis
being a person who, in accordance with )
the laws of Colorado, is acting        )
under the authority of the Company     )


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


We confirm our acceptance to the above terms
For and on behalf of
Telewest Communications plc




/s/ Victoria Hull
 ...........................













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


                                    SCHEDULE

                                TW HOLDINGS, INC.

Registered holder                          Number of Ordinary Shares                Number of New Shares entitled to be
                                                                                    subscribed
MediaOne Cable Partnership Holdings, Inc.  40,385,202                               3,671,382

MediaOne UK Cable Inc.                     423,053,758                              38,459,432

                                 LIBERTY UK, INC

Registered holder                          Number of Ordinary Shares                Number of New Shares entitled to be
                                                                                    subscribed

Liberty UK, Inc.                           463,438,961                              42,130,814


                             MEDIAONE UK CABLE, INC.

Registered holder                          Number of Ordinary Shares                Number of New Shares entitled to be
                                                                                    subscribed

[Goldman Sachs Crest Account]              174,908,162                              15,900,742


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